Exhibit 7.06
LIMITED GUARANTY

LIMITED GUARANTY, dated as of May 1, 2013 (this “Limited Guaranty”), by Broad Street Principal Investments, L.L.C., a Delaware limited liability company (“Limited Guarantor”), in favor of Ebix, Inc., a Delaware corporation (the “Company”).

1.   Limited Guaranty.

(a)   (i) To induce the Company to enter into the Agreement and Plan of Merger dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Exchange Parent Corp., a Delaware corporation (“Parent”), Exchange Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“MergerSub”) and the Company, pursuant to which MergerSub shall merge with and into the Company, Limited Guarantor absolutely, unconditionally and irrevocably guarantees to the Company the due, punctual and faithful payment by, and the observance, performance and discharge of, all of the payment obligations of Parent and MergerSub (including payment of the Parent Termination Fee and the expense reimbursement and payment obligations of Parent and MergerSub pursuant to Sections 8.03(c) and 11.04(c) of the Merger Agreement) pursuant to the Merger Agreement (all such payment obligations only are, collectively, the “Obligations”); provided that, notwithstanding anything that may be deemed to the contrary contained in this Limited Guaranty, in no event shall Limited Guarantor’s aggregate liability under this Limited Guaranty exceed the sum of $45 million plus any expenses payable pursuant to, and as set forth in, Section 1(b) hereof (such sum amount, subject to the next sentence and any other limitations set forth herein, the “Cap”).  Further, the Company hereby agrees that, to the extent Parent and MergerSub are relieved of all or any portion of the Obligations by the satisfaction thereof, whether pursuant to the Merger Agreement or any other agreement with the Company or otherwise (any amount so relieved, the “Reduction Amount”), the Cap shall be reduced by an amount equal to the Reduction Amount.  Capitalized terms used but not defined in this Limited Guaranty shall have the meanings assigned to such terms in the Merger Agreement.

         (ii) If Parent or MergerSub fails to pay any of its Obligations when due, then the Obligations shall, at the Company’s option, become immediately due and payable and the Company may at any time and from time to time, at the Company’s option, and so long as Parent or MergerSub has continued to fail to perform its Obligations, take any and all actions available hereunder or under Applicable Law to collect Limited Guarantor’s liabilities hereunder in respect of the Obligations (subject in all events to the Cap and any other limitations set forth herein).  All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

(b)   Notwithstanding any other limitation set forth in this Limited Guaranty, if the Company brings any action or proceeding to enforce any provision of this Limited Guaranty, the non-prevailing party in such action or proceeding shall reimburse the prevailing party for any and all reasonable costs and expenses (including attorneys’ fees) incurred by the prevailing party in connection with such action or proceeding (in addition to the Obligations, where the non-prevailing party is the Limited Guarantor).

2.   Nature of Limited Guaranty.  The Company shall not be obligated to file any claim relating to the Obligations in the event that Parent or MergerSub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect Limited Guarantor’s obligations hereunder.  In the event that any payment to the Company in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, Limited Guarantor shall remain liable hereunder with respect to such Obligations as if such payment had not been made (subject in all events to the Cap and the other limitations contained herein).  This is an unconditional Limited Guaranty of payment and not merely of collectability, and Limited Guarantor acknowledges that a separate action or actions may be brought and prosecuted against Limited Guarantor to enforce this Limited Guaranty, irrespective of whether any action is brought against Parent or any other person or whether Parent, MergerSub or any other person is joined in any such action or actions.  Limited Guarantor reserves the right to assert defenses which Parent or MergerSub may have to payment of any Obligation in accordance with the terms and conditions of the Merger Agreement.  For the avoidance of doubt, Limited Guarantor shall not be permitted to assert defenses arising from bankruptcy or insolvency of Parent or MergerSub, any defenses which Parent or MergerSub may not assert as defenses to payment of any Obligation in accordance with the terms and conditions of the Merger Agreement (other than any defenses Limited Guarantor may have hereunder, including, but not limited to, the Cap), or any other defenses expressly waived hereby.

3.   Changes in Obligations; Certain Waivers.

(a)   Limited Guarantor agrees that the Company may at any time and from time to time, without notice to or further consent of Limited Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent or MergerSub for the creation, extension, renewal, accrual, payment, compromise, modification, amendment, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and Parent or MergerSub without in any way impairing or affecting this Limited Guaranty or affecting the validity or enforceability of this Limited Guaranty.  Subject to the other terms and conditions set forth herein, Limited Guarantor agrees that the obligations of Limited Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by, and Limited Guarantor hereby expressly waives to the fullest extent permitted by Applicable Law any defense now or in the future arising by reason of:

(i)   the failure or delay of the Company to assert any claim or demand or to enforce any right or remedy against Parent, MergerSub, or any other Person interested in the transactions contemplated by the Merger Agreement;

(ii)   any change in the time, place, manner or terms of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or any change or extension of the time of payment or performance of, renewal or alteration of, any Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or other amendment or modification or waiver of or consent to any departure from any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations;

(iii)   the addition, substitution or release of any other Person interested in the transactions contemplated by the Merger Agreement;

(iv)   any change in the legal existence, structure or ownership of Parent, MergerSub or any other Person interested in the transactions contemplated by the Merger Agreement;

(v)   any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, MergerSub or any other Person interested in the transactions contemplated by the Merger Agreement;

(vi)      the existence of any claim, set off or other right which Limited Guarantor may have at any time against Parent or MergerSub, whether in connection with the Obligations or otherwise;

(vii)   the adequacy of any other means the Company may have of obtaining payment of the Obligations;

(viii)   the value, genuineness, validity, regularity, illegality or enforceability of the Merger Agreement, in each case in accordance with its terms (other than any defense which Parent or MergerSub may have to payment of any Obligation in accordance with the express terms and conditions of the Merger Agreement); or

(ix)   any discharge of Limited Guarantor as a matter of Applicable Law or equity (other than a discharge of Limited Guarantor with respect to the Obligations as a result of the payment of the Obligations in accordance with their terms or as a result of defenses to the payment of the Obligations that would be available to Parent or MergerSub under the Merger Agreement.)

(b)   To the fullest extent permitted by Applicable Law, Limited Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Applicable Law, which would otherwise require any election of remedies by the Company, except as expressly set forth in the Merger Agreement.  Limited Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guaranty and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (other than any notice required to be provided pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent, MergerSub or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally.  Limited Guarantor further expressly waives the benefit of any and all statutes of limitation, to the fullest extent permitted by Applicable Law.  Limited Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits.

(c)   The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates and all of its and their former, current and future directors, officers, agents, employees, general and limited partners, managers, members, stockholders, controlling persons and assignees (collectively, the “Company Related Parties”) not to institute, any proceeding or bring any other claim arising under, or in connection with, this Limited Guaranty, the Merger Agreement, any Financing Commitment Letter or any transaction contemplated hereby or thereby against Limited Guarantor or any Parent Related Party of Limited Guarantor, except for claims (i) against Parent to cause Parent to seek specific performance of Limited Guarantor’s obligations under the Equity Commitment Letter to fund its commitment in accordance with the terms thereof, to the extent expressly permitted pursuant to Sections 10.02(b) and 11.13 of the Merger Agreement), (ii) against Limited Guarantor under this Limited Guaranty (subject to the Cap and the other limitations contained herein) and (iii) for specific performance of Limited Guarantor’s obligations under the Equity Commitment Letter (solely in Limited Guarantor’s capacity as a party to the Equity Commitment Letter) to fund its commitment in accordance with the terms and conditions of the Equity Commitment Letter (the claims described in clauses (i), (ii) and (iii) collectively, the “Non-Prohibited Claims”).

(d)   Limited Guarantor hereby covenants and agrees that it shall not institute any proceeding asserting or assert as a defense in any proceeding, and shall cause its respective Affiliates not to institute any proceeding asserting or assert as a defense in any proceeding, that this Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms.

4.   No Waiver; Cumulative Rights.

(a)   No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.

(b)   Each and every right, remedy and power hereby granted to the Company or allowed it by Applicable Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.  The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against Parent or MergerSub or any other Person now or hereafter liable for any Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against Limited Guarantor hereunder, and the failure by the Company to pursue rights or remedies against Parent or MergerSub shall not relieve Limited Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Company.

5.   Representations and Warranties.  Limited Guarantor hereby represents and warrants to the Company that:

(a)   it is a legal entity duly organized, validly existing and in good standing under the Applicable Law of the jurisdiction of its organization;

(b)   it has all requisite power and authority to execute, deliver and perform this Limited Guaranty;

(c)   the execution, delivery and performance of this Limited Guaranty have been duly and validly authorized and approved by all necessary corporate and other organizational action and do not violate any provision of Limited Guarantor’s organizational documents or any Applicable Law or contractual restriction binding on Limited Guarantor or its assets;

(d)   all consents, approvals, authorizations and permits of, actions by, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guaranty by Limited Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no additional consent, approval, authorization, permit of, action by, filing with or notifications to, any Governmental Authority is required in connection with the execution, delivery or performance of this Limited Guaranty;

(e)   this Limited Guaranty has been duly and validly executed and delivered by the Limited Guarantor and this Limited Guaranty constitutes a legal, valid and binding obligation of Limited Guarantor enforceable against Limited Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(f)   Limited Guarantor has currently, and will have at all times during the effectiveness of this Limited Guaranty, the financial capacity to pay and perform its Obligations under this Limited Guaranty, and all funds necessary for Limited Guarantor to fulfill its Obligations under this Limited Guaranty shall be available to Limited Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 8 hereof.

6.   No Assignment.  No party hereto may assign its rights, interests or obligations hereunder to any other Person (including by operation of law) without the prior written consent of the other party hereto; provided, that Limited Guarantor may assign its rights, interests or obligations hereunder to one of its Affiliates without the prior written consent of the Company.  No permitted assignment pursuant to this paragraph shall relieve the assigning party of any of its obligations hereunder.  This Limited Guaranty shall be binding upon and inure to the benefit of the respective permitted successors and permitted assigns of Limited Guarantor and the Company.  Any purported assignment in violation of this provision shall be void.

7.   Notices.  All notices, requests, claims, demands and other communications under this Limited Guaranty shall be in writing and shall only be deemed given when received if delivered personally, on the next Business Day if sent by overnight courier for next Business Day delivery (providing proof of delivery), on receipt of confirmation if sent by facsimile to the other parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Limited Guarantor, to:

Broad Street Principal Investments, L.L.C.
200 West Street
New York, New York 10282
Attention: Sumit Rajpal
Facsimile No.: (212) 357-5505

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:  John D. Amorosi
        H. Oliver Smith
Facsimile No: (212) 701-5800

If to the Company, to:

Ebix, Inc.
5 Concourse Parkway, Suite 3200
Atlanta, Georgia
Attention: Paven Bhalla
Facsimile No.: (678) 281-2019

with a copy to (which shall not constitute notice):

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Suite 4200
Atlanta, Georgia 30309
Attention:    Justin R. Howard
      William S. Ortwein
Facsimile No.: (404) 253-8758

8.   Continuing Limited Guaranty.  This Limited Guaranty shall remain in full force and effect and shall be binding on Limited Guarantor, its successors and assigns until all amounts payable under this Limited Guaranty have been indefeasibly paid and satisfied in full, and shall inure to the benefit of, and be enforceable by, the Company and its successors, transferees and assigns.  Notwithstanding the foregoing, this Limited Guaranty, and the obligations of Limited Guarantor hereunder, shall terminate automatically and immediately upon the earliest to occur of (a) the Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms by mutual consent of the parties thereto or under circumstances in which Parent is not obligated to make any payment under the Merger Agreement, (c) 90 days following the termination of the Merger Agreement in accordance with its terms under circumstances in which Parent is obligated to make any payment under the Merger Agreement unless an unresolved claim for such payments has been made in writing prior thereto (until such resolution, at which point, this Limited Guaranty shall terminate), and (d) any assertion by any Company Related Party in any litigation or other proceeding (under any theory at law or equity) (i) that the Limited Guarantor’s, Parent’s or any of their respective Affiliates’ liability under or in respect of this Limited Guaranty, the Merger Agreement, the Equity Commitment Letter or any of the transactions contemplated hereby or thereby and/or any related matters is not limited to the amount of the Commitment (in the case of the Equity Commitment Letter) or the amount of the Cap (in the case of this Limited Guaranty), (ii) that the limitation of such liability hereunder to the amount of the Cap or under the Equity Commitment Letter to the amount of the Commitment, is in the case of either sub-clause (i) or (ii) of this Section 8(d) illegal, invalid or unenforceable, in whole or in part, or (iii) of any theory of liability against any Parent Related Party, other than a Non-Prohibited Claim.  In the case of any termination of this Limited Guaranty in accordance with this Section 8, then (x) the obligations of Limited Guarantor under this Limited Guaranty shall terminate ab initio and be null and void, (y) if Limited Guarantor has previously made any payments under this Limited Guaranty, it shall be entitled to recover such payments in full and (z) neither Limited Guarantor nor any other Parent Related Party shall have any liability to the Company with respect to the Merger Agreement and the transactions contemplated thereby, under this Limited Guaranty, the Equity Commitment Letter or with respect to the transactions contemplated hereby or thereby or otherwise.

9.   No Recourse.

(a)   The Company acknowledges that the sole assets of Parent and MergerSub are the Financing Commitment Letters, and that no funds are expected to be contributed to either Parent or MergerSub unless and until the Closing occurs.  Notwithstanding anything that may be expressed or implied in this Limited Guaranty or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that Limited Guarantor may be a partnership or limited liability company, by its acceptance of the benefits of this Limited Guaranty, the Company acknowledges and agrees that neither it nor any Company Related Party has any right of recovery against, and no liability shall attach to, any Parent Related Party, whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of Parent or MergerSub against any Parent Related Party (including a claim to enforce any Financing Commitment Letters), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any Applicable Law, or otherwise, except for its rights to recover from Limited Guarantor the amount of the Obligations (subject to the Cap and any other limitations set forth herein) and its right to pursue Non-Prohibited Claims; provided, however, that in the event Limited Guarantor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person such that the sum of Limited Guarantor’s remaining net assets is less than the Obligations, then, and in each such case, the Company may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any Applicable Law, against such continuing or surviving Person, as the case may be, but only to the extent of the liability of Limited Guarantor hereunder.

(b)   Except for any claims that are Non-Prohibited Claims, recourse against Limited Guarantor under this Limited Guaranty shall be the sole and exclusive remedy of the Company against Limited Guarantor and all of the other Parent Related Parties in respect of the Obligations or otherwise arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby.  Nothing set forth in this Limited Guaranty shall affect or be construed to affect any liability of Parent or MergerSub to the Company or give or shall be construed to confer or give to any Person, other than the Company, any rights or remedies against any Person, except as expressly set forth in this Limited Guaranty; provided that the total aggregate liability of  Limited Guarantor under this Limited Guaranty (and any and all other Parent Related Parties) in each case under any other theory at law or equity, shall not exceed the Cap.

(c)   For the purposes of this Limited Guaranty, pursuit of a claim against a Person by the Company or any affiliate of the Company shall be deemed to be pursuit of a claim by the Company.  A Person shall be deemed to have pursued a claim against another Person if such first Person brings a legal action against such second Person, adds such second Person to an existing legal proceeding or otherwise asserts a legal claim of any nature against such second Person.

10.   Release.  By its execution of this Limited Guaranty, the Company hereby covenants and agrees that (i) neither the Company nor any Company Related Party has or shall have any right of recovery against Limited Guarantor or any Parent Related Party (other than Parent and MergerSub) under the Merger Agreement, or the transactions contemplated thereby or otherwise relating thereto, and to the extent that it has or obtains any such right it, to the maximum extent permitted by Applicable Law, hereby waives (on its own behalf and on behalf of each of the aforementioned persons) each and every such right against, and hereby releases, Limited Guarantor and each Parent Related Party (other than Parent and MergerSub) from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with any transaction contemplated by or otherwise relating to the Merger Agreement or the transactions contemplated thereby or hereby, whether by or through attempted piercing of the corporate (limited partnership or limited liability company) veil, by or through a claim by or on behalf of Parent, MergerSub or any other person against any Parent Related Party (other than Parent and MergerSub) or otherwise under any theory of law or equity (the “Released Claims”), other than Non-Prohibited Claims and claims against Parent and MergerSub under the Merger Agreement, which shall be the sole and exclusive remedy of the Company and any Company Related Party against Limited Guarantor and/or any other Parent Related Party with respect to the Released Claims.  The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Company Related Parties not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or hereby or otherwise relating hereto, against any Parent Related Party, except claims against Limited Guarantor under this Limited Guaranty (subject to the limitations contained herein) and claims for specific performance of the Limited Guarantor under the Equity Commitment Letter solely in Limited Guarantor’s capacity as a party to the Equity Commitment Letter (subject to the terms and conditions set forth therein and/or in the Merger Agreement).

11.   Subrogation.  Subject to the penultimate sentence of Section 2 hereof, Limited Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or MergerSub with respect to any of the Obligations that arise from the existence, payment, performance or enforcement of Limited Guarantor’s obligations under or in respect of this Limited Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent or MergerSub, whether or not such claim, remedy or right arises in equity or under contract or Applicable Law, including, without limitation, the right to take or receive from Parent or MergerSub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligations (subject to the Cap and the other limitations set forth herein) shall have been performed in full.  If any amount shall be paid to Limited Guarantor in violation of the immediately preceding sentence at any time prior to the satisfaction in full of the Obligations, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of Limited Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations (subject to the Cap and the other limitations set forth herein), in accordance with the terms of the Merger Agreement and herewith, whether matured or unmatured, or to be held as collateral for the Obligations.

12.   Amendments and Waivers.  No amendment or waiver of any provision of this Limited Guaranty will be valid and binding unless it is in writing and signed, in the case of an amendment, by Limited Guarantor and the Company, or in the case of waiver, by the party against whom the waiver is to be effective.  No waiver by any party of any breach or violation of, or default under, this Limited Guaranty, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

13.   Severability.  Any term or provision of this Limited Guaranty that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  No party hereto shall assert, and each party shall cause its respective affiliates not to assert, that this Limited Guaranty or any part hereof is invalid, illegal or unenforceable; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable under the Cap provided in Section 1 hereof and to the provisions of Sections 3, 8, 9 and 11 hereof.

14.   Headings.  The headings contained in this Limited Guaranty are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

15.   Entire Agreement; Third Party Beneficiaries.  The Equity Commitment Letter, the Merger Agreement, the Confidentiality Agreement and this Limited Guaranty constitute the entire agreement with respect to the subject matter hereof and thereof and supersede any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent and Limited Guarantor or any of their respective Affiliates on the one hand, and the Company or any of its Affiliates on the other hand, with respect to the transaction contemplated hereby and thereby, including the letter agreement dated March 5, 2013 (as subsequently amended on March 26, 2013 and April 19, 2013) between the Company and the Limited Guarantor. This Limited Guaranty is not intended to confer upon any person, other than the parties hereto, any rights or remedies, except that the provisions of this Limited Guaranty shall be enforceable by each Parent Related Party to the extent that the provisions hereof expressly refer to such persons.

16.   Governing Law.  This Limited Guaranty shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

17.   Jurisdiction; Venue.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Limited Guaranty may be brought against any of the parties in any court of the State of Delaware or of the United States located in Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.  Each party agrees (a) it will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or otherwise, and (b) it will not bring any action relating to this Limited Guaranty or any of the transactions contemplated by this Limited Guaranty in any court other than any such court.

18.   Waiver of Jury Trial.  EACH PARTY AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LIMITED GUARANTY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS LIMITED GUARANTY WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

19.   Counterparts.  This Limited Guaranty may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  The exchange of a fully executed Limited Guaranty (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Limited Guaranty.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Limited Guaranty shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

 [Signature page follows]

IN WITNESS WHEREOF, Limited Guarantor has caused this Limited Guaranty to be executed and delivered in favor of the Company as of the date first written above by its officer thereunto duly authorized.

BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.
By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	Vice-President

[Limited Guarantor Signature Page to Limited Guaranty]

Accepted and Agreed to:

EBIX, INC.
By:	/s/ Pavan Bhalla
	Name:	Pavan Bhalla
	Title:	Chairman of the Special Committee

[Company Signature Page to Limited Guaranty]